                                                                      EXHIBIT 11

                        STERLING BANCORP AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                                   Years Ended December 31,
                                                                           1997                1996                1995
                                                                           ----                ----                ----
Net income                                                             $ 10,888,403        $ 8,251,854          $ 5,637,666
Less: preferred dividends                                                    38,313             21,218               13,737
                                                                       ------------        -----------          -----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS                             10,850,090          8,230,636            5,623,929
Add: interest on convertible subordinated debt                              136,709            596,502            1,198,069
                                                                       ------------         -----------         -----------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION                            $ 10,986,799        $ 8,827,138          $ 6,821,998
                                                                       ============        ===========          ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                7,874,653          7,015,185            6,346,396
Add dilutive effect of:
   Stock options                                                            140,716             42,920(1)            11,538
   Convertible preferred stock                                              246,922            249,333              250,000
   Convertible subordinated debt                                            361,588          1,394,705            2,215,684
                                                                       ------------        -----------          -----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION                                  8,623,879          8,702,143            8,823,618
                                                                       ============        ===========          ===========

BASIC EARNINGS PER SHARE                                                      $1.38              $1.17                $0.89
                                                                              =====              =====                =====
DILUTED EARNINGS PER SHARES                                                   $1.27              $1.01                $0.77
                                                                              =====              =====                =====


(1) Options to purchase 102,000 shares of common stock at $12.50 per share were outstanding as of December 31, 1996 but were not included in the computations of diluted EPS because the option's exercise price was greater than the average market price of the common shares.